Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of this February 20, 2023 (the “Effective Date”), by and between Factor Bioscience Limited, a company organized and existing under the laws of Ireland (“Licensor”), and Eterna Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (“Licensee”). Licensor and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor and Eterna Therapeutics LLC (f/k/a Brooklyn Immunotherapeutics LLC) (“Brooklyn”), an Affiliate of Licensee, previously entered into an Exclusive License Agreement, by and among Licensor, Brooklyn and Novellus Therapeutics Limited (“Novellus”), as of April 26, 2021, as amended by that certain First Amendment to Exclusive License Agreement, by and among Licensor, Licensee, Brooklyn and Novellus, dated as of November 22, 2022 (as amended, the “Prior Agreement”); and

WHEREAS, the Parties mutually agree to hereby terminate the Prior Agreement in its entirety, and enter into this Agreement, pursuant to which Licensor shall grant Licensee rights to certain Licensed Patents in the Field in the Territory (as such terms are defined herein).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1
Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:

1.1.        “Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For the purposes of this definition and this Agreement, and for the avoidance of doubt, (a) Factor Bioscience Limited, Factor Bioscience Pty Ltd, Factor Bioscience LLC, and Factor Bioscience Inc. (collectively, the “Factor Bio Entities”) are each deemed not to be Affiliates of any of Eterna Therapeutics Inc., Eterna Therapeutics LLC, and Novellus Therapeutics Limited (collectively, the “Eterna Entities”), and (b) the Eterna Entities are each deemed not to be Affiliates of any of the Factor Bio Entities.

1.2.         “Agreement” has the meaning set forth in the Preamble.

1.3.        “Applicable Law” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.4.      “Commercially Reasonable Efforts” means, with respect to the performance of activities hereunder by or on behalf of Licensee, the carrying out of such activities using commercial and business efforts and resources comparable to the efforts and resources that an entity engaged in out-licensing of technology similar to the inventions disclosed in the Licensed Patents would typically devote to such activities.

1.5.        “Confidential Information” means all Information disclosed by one Party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually, electronically, in writing or in other tangible or intangible form, that relates to Licensed Patents, Licensed Products, or this Agreement, unless such information is subject to an exception described in Section 8.6.

1.6.       “Control” or “Controlled by” means, in the context of a license to or ownership of Intellectual Property, the ability on the part of a Party to grant access to or a license or sublicense of such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement between such Party and any third party existing at the time such Party would be required hereunder to grant such access or license or sublicense.

1.7.     “Cover” or “Covered” means that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial exploitation of the subject matter in question by an unlicensed entity: (a) would infringe an issued Valid Claim (or, in the case of a pending Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue in its then-current form) of a Licensed Patent, or (b) incorporates, uses, or otherwise relies upon the Licensed Patents.

1.8.        “Existing License Agreements” means each agreement set forth on Schedule 1.8.

1.9.        “Existing Opportunities” means the Opportunities set forth on Schedule 1.9.

1.10.      “Expiration Date” means November 22, 2027.

1.11.     “Exploit” and “Exploitation” mean to develop, make, have made, manufacture, research, use, sell, have sold, offer for sale, commercialize, distribute, import and/or export.

1.12.      “Field” means all human uses.  For the avoidance of doubt, the Field does not include veterinary or agriculture fields.

1.13.      “Identify” means with respect to an Opportunity and a third party, the execution of a term sheet between Licensee and such third party for such Opportunity.

1.14.     “Improvement(s)” means any invention, discovery, advancement, development, or creation which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensee, its Sublicensee or an Affiliate of Licensee or its Sublicensee (or any of their respective personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) them); (b) is not an Independent Invention; and (c) meets at least one of the following criteria: (i) (y) is an improvement or modification to the inventions disclosed in the Licensed Patents, or (z) solely with respect to Licensee or its Affiliates (but for clarity, not with respect to any Sublicensees), utilizes, incorporates, or reads upon any element of the inventions disclosed in the Licensed Patents or is invented, developed, authored, created, or reduced to practice using the inventions disclosed in the Licensed Patents; or (ii) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensor or an Affiliate of Licensor (or Licensor’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Licensor or its Affiliates).

1.15.     “Improvement Patents” means the Patents claiming any of the Improvements, and any reissue, divisional, continuation, continuation-in-part or reexamination certificate thereof. During the Term, all Improvement Patents shall be set forth in Schedule 1.19.

1.16.    “Independent Invention” means any invention, discovery, advancement, development, or creation, which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensee or an Affiliate of Licensee (or any of the personnel or agents of Licensee or an Affiliate of Licensee, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise under an obligation to assign inventions to) Licensee or an Affiliate of Licensee); (b) does not utilize, incorporate, or read upon any element of the inventions disclosed in the Licensed Patents and is not Covered by a Valid Claim; and (c) is not invented, developed, authored, created, or reduced to practice by Licensor (or Licensor’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise under an obligation to assign inventions to) Licensor.

1.17.      “Information” means all information, know-how, data, results, technology, materials, business or financial information of any type whatsoever, in any tangible or intangible form, provided by or on behalf of one Party to the other Party, either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that otherwise relates to the Licensed Patents, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or businesses.

1.18.     “Intellectual Property” means all (a) Patents; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof, including all moral rights; (d) Information, inventions, trade secrets and confidential information, whether patentable or non-patentable and whether or not reduced to practice, know-how, show how, manufacturing and product processes and techniques, research and development information, notebooks, formulae, diagrams, technical and engineering specifications, business and marketing plans and customer and supplier lists and other information; (e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and (f) copies and tangible embodiments thereof.

1.19.      “Licensed Patent” means any Patent Controlled by Licensor or its Affiliates on the Effective Date and during the Term of this Agreement, including the patents and patent applications set forth on Schedule 1.19.

1.20.      “Licensed Product” means any product Covered by the Licensed Patents.

1.21.      “Opportunity” means with respect to any third party, the opportunity to grant a sublicense of rights granted to Licensee under this Agreement with respect to, or under the applicable Licensed Patent(s) to such third party.

1.22.    “Patent” means any patent and provisional and non-provisional patent application, together with all priority application, addition, division, continuation, continuations-in-part, substitution, and reissue claiming priority thereto, as well as any reexamination, post-grant proceeding, utility model, certificate of invention and design patents, applications, registrations and applications, extension, registration, patent term extension, supplemental protection certificate, renewal and the like with respect to any of the foregoing and all foreign counterparts thereof.

1.23.     “Patent Expenses” means all reasonable fees, costs, and expenses (including attorneys’ fees) paid or incurred in the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents.

1.24.     “Pursue” means with respect to an Opportunity and a third party, the process up until and including signing of a definitive agreement between Licensee and such third party for the Opportunity.

1.25.      “Sublicense Fees” means consideration made to Licensee or any of its Affiliates as consideration for a sublicense of, or other right, license, option, privilege, or immunity with respect to, any Licensed Product or any of the rights to the Licensed Patents granted to Licensee hereunder, including without limitation license fees, upfront payments, milestone payments, and royalties payable on sales of Licensed Products. For the avoidance of doubt, Sublicense Fees shall include payments made by any Sublicensee to Licensee that are required by an agreement between Licensee and a Sublicensee, wherein said agreement includes the granting of any rights under any of the Licensed Patents or the sublicensing of any rights under any of the Licensed Patents, including, without limitation, up-front payments, milestone payments, and royalty payments payable on sales of Licensed Products. To the extent Licensee or its Affiliates receives any non-cash consideration, including equity, under or in connection with a sublicense which would be considered “Sublicense Fee”, then the fair market value of such non-cash consideration shall be as reasonably determined by the Parties and shall be treated as “Sublicense Fees” (or if such fair market value cannot be reasonably determined by the Parties, Licensor shall be entitled to such applicable percentage of such non-cash consideration in accordance with Section 5.1).

1.26.     “Sublicensee” means any third party to which Licensee has granted a sublicense pursuant to Section 2.2, whether directly or indirectly. Notwithstanding the foregoing, none of the Affiliates of Licensee shall be deemed to be a “Sublicensee” for purposes of this Agreement.

1.27.     “Success Milestone” means actual receipt by Licensee of at least one hundred million U.S. dollars ($100,000,000) in Sublicense Fees from its Sublicensees, including but not limited to upfront fees, milestone payments, royalties and other amounts.

1.28.      “Territory” means worldwide.

1.29.     “Valid Claim” means: (a) any currently pending claim of a patent application within the Licensed Patents, which has not been abandoned; or (b) a claim of a granted and unexpired and unlapsed patent within the Licensed Patents that (i) has not been revoked, held invalid, or declared unpatentable or unenforceable by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal; (ii) has not been rendered or admitted to be invalid, abandoned or unenforceable through reissue or disclaimer or otherwise; or (iii) has not been lost through an interference proceeding. However, if a claim of a pending patent application shall not have issued within seven (7) years after the filing date of such pending patent application, such claim shall not constitute a Valid Claim for purposes of this Agreement.

Section 2
Licenses

2.1.         License Grant.

Subject to the terms and conditions of this Agreement (including Section 2.3 and Section 6.2.1), Licensor hereby grants to Licensee an exclusive (even as to Licensor), non-transferrable (except in accordance with Section 11.2), royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.2, under the Licensed Patents to Exploit Licensed Products in the Territory in the Field during the Term.

2.2.         Sublicensing.

Licensee has the right to sublicense the rights granted to it under Section 2.1 (i.e., without Licensor’s prior written consent) to any third party pursuant to a written agreement, subject to the following (each, a “Sublicense Agreement”): (a) no Sublicensee of Licensee will have any right to grant further sublicenses to any Affiliate or third party; (b) the sublicense is royalty-bearing and in writing, and includes other industry standard provisions, including reasonable diligence requirements, patent marking requirements, development and commercialization reporting requirements, and insurance requirements, in each case if and to the extent such provisions would customarily be included in such a sublicense based on then-current industry standards; (c) the terms of the Sublicense Agreement are consistent with applicable terms and conditions of this Agreement, including, without limitation, Section 7.6, as well as the Existing License Agreements; (d) the sublicense was negotiated by Licensee in good faith, for a proper commercial purpose and on reasonable arm’s-length commercial terms; (e) the Sublicense Agreement names Licensor as a third-party beneficiary thereof; (f) the Sublicensee has, or has the ability to acquire, adequate resources (including scientific, technical and financial) to perform its obligations under such sublicense, as reasonably determined by Licensee at the time of entry into the sublicense; and (g) a complete, confidential copy of the Sublicense Agreement and any amendments thereto are provided to Licensor within thirty (30) days of the execution of said Sublicense Agreement or any such amendments thereto, provided, however, that Licensee may not grant any such sublicense to any thirty party (i) (A) in case of a public company, that is valued at fifty million dollars ($50,000,000) or less (e.g., by market capitalization or shareholder equity reflected on such company’s balance sheet) or (B) in case of a private company, with twenty million dollars ($20,000,000) in cash, in each case, as of the time of entering into the Sublicense Agreement, (ii) that is a non-practicing entity (e.g., patent troll) that does not conduct any Exploitation activities, as determined by Licensor in its sole discretion or (iii) in which Licensee or its Affiliates collectively own or control more than five percent (5%) of such entity, in each case (i) through (iii), without the prior written consent of Licensor, which shall not be unreasonably withheld. In each case, Licensee will be responsible for requiring compliance by the applicable counterparty(ies) (i.e., Sublicensees) of such sublicenses entered into by Licensee, and for reasonably enforcing the terms of the sublicenses granted  pursuant to this Agreement, including, without limitation, requiring such applicable Sublicensee(s) to make any of the payments provided for hereunder. Subject to Section 8.6, Licensee will provide Licensor with a complete, confidential copy of each such Sublicense Agreement executed by Licensee and any amendments thereto, and will promptly notify Licensor of the termination of any such sublicense.

2.3.         Retained Rights; Requirements.

2.3.1.          Retained Rights.

Any and all licenses granted hereunder are subject to (a) Licensor’s and its Affiliates’ right to use and otherwise perform activities under, and to permit academic, government, and not-for-profit institutions or agencies to use and otherwise perform activities under the Licensed Patents (i) both in the Field and outside of the Field and for non-commercial research, academic, educational, and all other non-commercial purposes, and (ii) outside of the Field for all commercial and non-commercial purposes, (b) Licensor’s and its Affiliates’ right to use and otherwise perform activities under the Licensed Patents for the provision of commercial contract research services to any person both in the Field and outside the Field, and (c) any licenses or other rights granted by Licensor to third parties under the Existing License Agreements. Subject to the terms of this Agreement, any commercial provision of a contract research services agreement entered into by Licensor or its Affiliates with a third party that requires Licensor to grant such third party a license under the Licensed Patents in the Field will be subject to a written agreement between Licensor and such third party that grants such third party a license under the Licensed Patents to conduct (or use, as applicable) such services (including deliverables provided thereunder) only for non-commercial purposes in the Field.

2.3.2.          Right to Publish.

Subject to this Section 2.3.2, any and all licenses granted hereunder are subject to the right of Licensor to review publication of scientific findings related to the Licensed Patents. If Licensee desires to submit any publication related to the Licensed Patents or that would otherwise disclose Confidential Information of Licensor or any patentable information related to Licensed Patents, Licensee will provide Licensor with prior written notice of such proposed publication and a copy of such proposed publication. Licensor will use reasonable efforts to complete its review of such proposed publication promptly, and in any event will complete its review within thirty (30) days of receipt of the proposed publication (or ten (10) days in case of abstracts), provided that Licensor shall be deemed to have given its consent if Licensor does not complete its review within such thirty (30) or ten (10) days, as applicable. Licensor shall notify Licensee of any Licensor Confidential Information contained in such proposed publication and, in response to such notification, Licensee will promptly delete any Licensor Confidential Information from the proposed publication that a Licensor has identified during such thirty (30) day review period. Licensor will have the right to delay submission of the proposed publication for up to an additional thirty (30) days if such Licensor determines, in its sole discretion, that publication of the proposed publication would have negative effects on Licensor’s patent rights. In the event that Licensor decides to delay submission of the proposed publication, Licensor shall inform Licensee of such decision within the initial thirty (30) day review period, and the Parties shall reasonably cooperate in order to resolve any concerns with the proposed publication within such review period (as may be extended if the publication has already been submitted).

2.3.3.          U.S. Federal Funding.

Any and all licenses granted under patents supported by U.S. federal funding are subject to the rights, conditions, and limitations imposed by U.S. law (see 35 U.S.C. §202 et seq. and regulations pertaining thereto), including without limitation: (i) the royalty-free, non-exclusive license granted to the U.S. government; and (ii) the requirement that any products covered by an issued claim and sold in the U.S. will be substantially manufactured in the United States. Licensee agrees to inform Licensor of those Improvements that are developed, reduced to practice or invented by Licensee’s personnel and agents or the personnel or agents of Licensee’s Affiliates or Sublicensees (or that are Controlled by Licensee or Licensee’s personnel or agents or the personnel or agents of Licensee’s Affiliates or Sublicensees) during the Term and beyond with the support (either entirely or in part) of U.S. federal funding, and to provide all information and documentation to Licensor that Licensor may request to secure patent rights for those inventions, including, but not limited to, grant numbers, contract numbers, and names of granting and contracting institutions and organizations.

Section 3
Reservation of Rights

3.1.       No Grant of Other Technology or Patent Rights.

Each Party understands and acknowledges that the other Party owns its own Intellectual Property and all rights therein. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license, or be deemed to obtain any ownership interest or license, in or to any technology, know-how, patents, patent applications, products, or materials of the other Party, including, but not limited to, items Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between Licensor and Licensee shall be in writing. No licenses are implied by Licensor to Licensee, except as specifically stated in this Agreement. Except as explicitly set forth in this Agreement, Licensor shall not be deemed by estoppel or implication to have granted Licensee any license or other right to any Intellectual Property of Licensor or its Affiliates.

3.2.         Reserved Rights.

All rights and interests not expressly granted to Licensee under this Agreement are reserved by Licensor (the “Reserved Interests”) for itself, its licensors, and other licensees and sublicensees. It shall not be a breach of this Agreement for Licensor, acting directly or indirectly, to exploit its Reserved Interests in any manner anywhere in the Territory.

Section 4
Diligence

4.1.         Licensee Responsibilities.

4.1.1      Licensee will use Commercially Reasonable Efforts to Identify and Pursue Opportunities.

4.1.2      Licensee shall provide Licensor semi-annual written updates on Licensee’s activities hereunder, and on each Sublicensee’s Licensed Product development and commercialization activities in the Field in the Territory, beginning as of the date of the applicable Sublicense Agreement, which updates shall be provided to Licensor at least every six (6) months during the Term and upon Licensor’s reasonable request therefor, and Licensor shall have the right to reasonably request additional information regarding Licensee’s (or each Sublicensee’s) progress in this regard. Such updates will include the activities undertaken by or on behalf of Licensee since the last report was delivered; and the activities to be undertaken by or on behalf of Licensee (or each applicable Sublicensee) during the next twelve (12)-month period and the expected timing of such activities (including the estimated dates of initiation and completion of such activities).

Section 5
Consideration; Records & Reports

5.1.         Royalties on Sublicense Fees.

Licensee shall, within thirty (30) days of receipt of any Sublicense Fees, (a) pay to Licensor (i) twenty percent (20%) of any such Sublicense Fees received in connection with any Existing Opportunities, or Opportunities Identified during the Initial Term and (ii) thirty percent (30%) of any such Sublicense Fees received in connection with any Opportunities Identified during the Renewal Term, and (b) provide to Licensor a report specifying the source and nature of the Sublicense Fees, the gross amount of Sublicense Fees received, any applicable fees, credits or deductions permitted pursuant to this Agreement, and the net amount of Sublicense Fees payable to Licensor. Licensee shall pay in U.S. dollars all amounts due to Licensor pursuant to this Agreement. All payments due to Licensor hereunder shall be made by wire transfer of immediately available funds into an account designated by Licensor.

5.2.         Audit and Inspection Rights.

Licensee and its Affiliates and Sublicensees will maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours (without undue disruption of Licensee’s business) for a period of three (3) years from the end of the calendar year to which they pertain for examination by an independent accountant selected by the Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensee pursuant to this Agreement. Audits may not be requested more than once per year, and no period may be audited more than once. Any such auditor shall enter into a confidentiality agreement with Licensee, and shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee or the amount of payments due by Licensee to Licensor under this Agreement. The auditor may not be compensated on a commission, bonus, or any other payment that depends on the result of the audit or amounts due or paid as a result of the audit. Any undisputed amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 5.4) from the original due date. Licensor shall bear the full cost of such audit.

5.3.         Taxes.

Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by a Party to the other Party under this Agreement. To the extent Licensee is required to deduct and withhold taxes on any payment to Licensor hereunder, Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor an official tax certificate or other evidence of such withholding sufficient to enable Licensor to claim such payment of taxes. Licensor shall provide the Licensee with any tax forms that may be reasonably necessary in order for the Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

5.4.         Late Payment.

If Licensor does not receive payment of any sum due to it on or before the due date (each, a “Late Payment”), Licensee shall pay to the applicable Licensor an amount equal to five percent (5%) of such Late Payment (“Late Payment Penalty”), and such Late Payment shall not be considered paid in full until Licensor has received from Licensee both the full amount of such Late Payment and the Late Payment Penalty. For the avoidance of doubt, payment by Licensee within thirty (30) days past the due date will not be considered a Late Payment subject to a Late Payment Penalty.

Section 6
Warranties

6.1         Representations, Warranties and Covenants of Licensor.

6.1.1      Licensor hereby represents and warrants to Licensee that, as of the Effective Date, the Patents identified on Schedule 1.19 are all the patents owned or licensed by Licensor in the Territory. Licensor hereby represents and warrants to Licensee that, as of the Effective Date, it is the sole and exclusive owner or licensee of the Licensed Patents, and it has the right, power and authority to grant the rights set forth in Section 2.1 of this Agreement. Licensor hereby covenants to Licensee that it will, during the Term, at Licensee’s reasonable request from time to time, update Schedule 1.19.

6.1.2      Licensor hereby represents and warrants to Licensee that, as of the Effective Date and for the entire Term of this Agreement, the execution and performance of Licensor’s obligations under this Agreement do not conflict with, cause a default under, result in a breach of or violate any existing contractual obligation that may be owed by Licensor to any third party, including, without limitation, any Affiliate of Licensor, nor will Licensor, during the Term of this Agreement, take any action, inaction or enter into agreement that would conflict with, cause a default under, result in a breach of or violate any existing contractual obligation that is owed to Licensee under this Agreement.

6.1.3      Licensor hereby represents and warrants to Licensee that it has full power and authority to execute, deliver and perform this Agreement and that this Agreement constitutes the legally binding and valid obligation of Licensor, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.1.4      Licensor hereby represents and warrants to Licensee that (i) there are no liens or other encumbrances on the Licensed Patents or any part thereof which would interfere with the rights granted to Licensee under this Agreement (which for clarity, are subject to the Existing License Agreements) and (ii) Licensor will not take any actions after the Effective Date of this Agreement that would be inconsistent with the rights granted Licensee under this Agreement.

6.1.5      Licensor hereby represents and warrants to Licensee that there is no action or suit pending against Licensor that questions the validity of this Agreement or the right of Licensor to enter into this Agreement or consummate the transactions contemplated hereby.

6.1.6      Licensor hereby covenants to Licensee that during the Term, it will not grant any licenses under the Licensed Patents to any third party in the Field, without the prior consent of Licensee, provided that for clarity, Licensor shall have the right to grant any licenses to (i) any third party acting solely as a distributor, contract manufacturer or contract research organization, (ii) its Affiliates, (iii) as set forth in Section 2.3.1 of this Agreement, or (iv) as set forth in the Existing License Agreements.

6.1.7    Licensor hereby represents and warrants to Licensee that, except as previously disclosed to Licensee there is no action or suit pending against Licensor that would adversely and materially impact Licensor’s business or operations.

6.1.8    Licensor hereby represents and warrants to Licensee that, except as previously disclosed to Licensee, there is no action or suit pending against Licensor affecting the validity of the Licensed Patents or the ownership of Licensed Patents.

6.1.9    Licensor hereby covenants to Licensee that it will, during the Term, inform Licensee of any Opportunities it becomes aware of, provided that doing so does not violate any obligation of confidentiality owed by Licensor to such third party, or will refer such Opportunities to Licensee.

6.1.10  Licensor hereby covenants to Licensee that it will not, during the Term, amend or modify any of the Existing License Agreements in a manner that would adversely affect or otherwise be in conflict with the rights granted to Licensee hereunder, without Licensee’s consent.

6.2          Representations, Warranties and Covenants of Licensee.

6.2.1      Licensee hereby represents and warrants to Licensor that, as of the Effective Date, and for the entire Term of this Agreement, the execution and performance of Licensee’s obligations under this Agreement do not conflict with, cause a default under, or result in a breach of or violate any existing contractual obligation that may be owed by Licensee to any third party, including, without limitation, any Affiliate of Licensee, nor will Licensee, during the Term of this Agreement, take any action, inaction or enter into agreement that would conflict with, cause a default under, result in a breach of or violate (i) any existing contractual obligation that is owed to Licensor under this Agreement or (ii) the terms of the Existing License Agreements.

6.2.2      Licensee hereby represents and warrants to Licensor that it has full power and authority to execute, deliver and perform this Agreement and that this Agreement constitutes the legally binding and valid obligation of Licensee, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.2.3     Licensee hereby represents and warrants to Licensor that there is no action or suit pending against Licensee or any of its Affiliates that questions the validity of this Agreement or the right of Licensee to enter into this Agreement or consummate the transactions contemplated hereby, and neither Licensee nor any of its Affiliates is a party to any litigation, arbitration, mediation or other similar legal proceeding.

6.2.4     Licensee hereby covenants to Licensor that during the Term, it will not Exploit any Licensed Product by itself or through any Affiliate of Licensee (and for clarity, or through any successors or permitted assigns) absent a separate written agreement between Licensor and Licensee containing industry standard provisions, including economic terms, diligence requirements, patent marking requirements, development and commercialization reporting requirements, and insurance requirements, in each case if and to the extent such provisions would customarily be included in such an agreement based on then-current industry standards.

6.2.5      Licensee hereby covenants to Licensor that during the Term, it will not Pursue any Opportunity for which it does not have resources sufficient to Pursue, including, without limitation, financial resources necessary to defend any claim, action or proceeding that may arise as a result of or in connection with such Pursuit.

6.2.6      Licensee hereby covenants to Licensor that during the Term, in the event of any dispute or disagreement between Licensor and Licensee as to the Pursuit of any Opportunity that could reasonably result in irreparable harm to the validity or enforceability of one or more Licensed Patents, Licensee shall immediately cease Pursuing any Opportunities that are the subject of such dispute or disagreement, and shall not resume Pursuing any such Opportunities unless and until such dispute or disagreement is resolved in accordance with Section 10.

6.3          Disclaimer.

Except as expressly provided in Section 6.1, nothing in this Agreement will be construed as:

6.3.1      a warranty or representation by Licensor as to the validity or scope of any of the Licensed Patents;

6.3.2      a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Patents, will or will not infringe patents of third parties; or

6.3.3      an obligation of Licensor to bring or prosecute actions or suits against third parties for infringement of Licensed Patents.

6.4          Express Disclaimer.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR IS PROVIDING THE LICENSED PATENTS “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER LICENSOR NOR LICENSEE MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS, AND LICENSOR DOES NOT ASSUME ANY RESPONSIBILITY WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION OF PRODUCTS INCORPORATING OR MADE BY USE OF LICENSED PATENTS IN CONNECTION WITH THIS AGREEMENT.

6.5          Exclusion of Consequential and Other Direct Damages.

TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE. THE FOREGOING LIMITATIONS WILL NOT: (A) APPLY TO INFRINGEMENT BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A PARTY’S BREACH OF SECTIONS 8.6 OR 11.13, OR (B) LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Section 9.

Section 7
Term and Termination

7.1.         Term.

The term of this Agreement will begin on the Effective Date and will expire, in its entirety, on the Expiration Date (the “Initial Term”) unless earlier terminated under the provisions of this Section 7; provided however that, the Initial Term shall automatically extend for an additional two and a half (2.5) years (the “Renewal Term”, together with the Initial Term, the “Term”) if the Success Milestone has been met during the Initial Term.

7.2.         Termination by Licensor.

Licensor may, at its option, terminate this Agreement, upon written notice to Licensee of any of the following events or otherwise as provided in this Agreement:

7.2.1      subject to the provisions set forth in Section 10, any material breach of any of Licensee’s obligations under this Agreement, which Licensee fails to remedy within ninety (90) days after receipt of written notice by Licensor of such material breach and Licensor’s demand that it be cured, and for avoidance of doubt, once the provisions of Section 10 are triggered, the ninety (90) day cure period is tolled pending the Alternative Dispute Resolution procedures and timing set forth in Section 10;

7.2.2      subject to the provisions set forth in Section 10, the filing in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if Licensee will propose or be a party to any dissolution or liquidation, or if Licensee will make an assignment for the benefit of its creditors, or if at any time Licensee voluntarily enters into proceedings for winding up or dissolution of business; provided, however, if Licensee provides for the cure of all of its defaults under this Agreement (if any) and provides adequate assurance of its future performance of its obligations, then Licensor shall not have the right to terminate this Agreement pursuant to this Section 7.2.2;

7.2.3      subject to the provisions set forth in Section 5, Licensee’s failure to timely make any payment required to be made to Licensor as set forth in Section 5 or Section 8.2, which Licensee fails to remedy within thirty (30) days after receipt of written notice by Licensor of such failure and Licensor’s demand that it be cured;

7.2.4      any breach of Licensee’s obligations under Section 11.13, which Licensee fails to remedy within sixty (60) days after receipt of written notice by Licensor and Licensor’s demand that it be cured;

7.2.5      Licensee’s failure to comply with the obligation to maintain in full force and effect the required insurance coverage in accordance with Section 9.3, which Licensee fails to remedy within ninety (90) days after receipt of written notice by Licensor of such material breach and Licensor’s demand that it be cured; or

7.2.6      any material breach by a Sublicensee of the applicable Sublicense Agreement entered into between Licensee and such Sublicensee, which (i) Sublicensee fails to remedy within ninety (90) days after receipt of written notice by Licensor of such material breach and Licensor’s demand that it be cured, and (ii) which sublicense Licensee fails to so terminate within thirty (30) days after Licensor’s demand given after such failure to remedy.

7.2.7     In addition, Licensor may, at its option, terminate this Agreement on a Licensed Patent-by-Licensed Patent basis upon written notice to Licensee, in the event that (i) such Licensed Patent has not been sublicensed by Licensee under this Agreement and (ii) Licensee has not Identified an Opportunity for such Licensed Patent, in each case, within the later of (a) three (3) years from the Effective Date or (b) three (3) years of the date of grant of such Licensed Patent (i.e., such Licensed Patent has been granted issuance and is no longer a pending application).

7.2.8      Subject to the provisions set forth in Section 10, nothing in the foregoing subsections of this Section 7.2 shall prohibit Licensor from pursuing any and all rights and remedies it may have under this Agreement or at law or in equity. For the avoidance of doubt, Licensor’s right to terminate under Sections 7.2.3, or 7.2.4 shall not be subject to the provisions set forth in Section 10, shall not expire, and any such termination shall take effect upon written notice to Licensee.

7.3.        Termination by Licensee.

Licensee may, at its option, terminate this Agreement in its entirety, upon written notice to the Licensor of any of the following events or otherwise as provided in this Agreement:

7.3.1       at any time, by giving at least one hundred and twenty (120) days prior written notice of such termination to Licensor;

7.3.2      subject to the provisions set forth in Section 10, upon any material breach of Licensor’s express representations, warranties or covenants set forth in Section 6.1, which Licensor fails to remedy within sixty (60) days after receipt of written notice by Licensee of such material breach and Licensee’s demand that it be cured, and for avoidance of doubt, once the provisions of Section 10 are triggered, the sixty (60) day cure period is tolled pending the Alternative Dispute Resolution procedures and timing set forth in Section 10;

7.3.3      subject to the provisions set forth in Section 10, any material breach of any of Licensor’s obligations under this Agreement, which Licensor fails to remedy within ninety (90) days after receipt of written notice by Licensee of such material breach and Licensee’s demand that it be cured, and for avoidance of doubt, once the provisions of Section 10 are triggered, the ninety (90) day cure period is tolled pending the Alternative Dispute Resolution procedures and timing set forth in Section 10; or

7.3.4      subject to the provisions set forth in Section 10, the filing in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or if Licensor is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if Licensor will propose or be a party to any dissolution or liquidation, or if Licensor will make an assignment for the benefit of its creditors, or if at any time Licensor voluntarily enters into proceedings for winding up or dissolution of business; provided, however, if Licensor provides for the cure of all of its defaults under this Agreement (if any) and provides adequate assurance of its future performance of its obligations, then the Licensee shall not have the right to terminate this Agreement pursuant to this Section 7.3.4.

7.3.5      Subject to the provisions set forth in Section 10, nothing in the foregoing subsections of this Section 7.3 shall prohibit Licensee from pursuing any and all rights and remedies it may have under this Agreement or at law or in equity.

7.4.         Challenging Validity.

Except to the extent unenforceable under Applicable Law in the Territory, Licensor may terminate this Agreement by written notice to Licensee in the event of a breach of Section 11.13 by Licensee, its Affiliates or Sublicensees or in the event that Licensee or any of its Affiliates challenges, in any formal proceeding, the validity, patentability, enforceability, scope, construction or inventorship of any of the Licensed Patents or assists any third party in any such challenge (each, a “Patent Challenge”). If a Sublicensee of Licensee brings any such Patent Challenge or assists a third party in bringing any such Patent Challenge (except as required under a court order or subpoena), then Licensor may send a written demand to Licensee to terminate such sublicense. If Licensee fails to so terminate such sublicense within thirty (30) days after Licensor’s demand, Licensor may terminate this Agreement. In any country(ies) where Licensor may not terminate this Agreement in the event of a Patent Challenge, if: (i) Licensee brings a Patent Challenge against Licensor; (ii) Licensee assists a third party in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena); or (iii) a Sublicensee of Licensee brings a Patent Challenge or assists a third party in bringing a Patent Challenge (except as required under a court order or subpoena), Licensor sends a written demand to Licensee to terminate such sublicense, and Licensee fails to so terminate such sublicense within thirty (30) days after Licensor’s demand, and such Patent Challenge is not successful (i.e., the Licensed Patent(s) subject to such Patent Challenge retain Valid Claims), then the applicable percentage of Sublicense Fees payable under Section 5.1 shall be doubled. In the event that such a Patent Challenge is successful, Licensee will have no right to recoup any payments made during the period of such Patent Challenge.

7.5.         Effects of Termination; Termination of License.

7.5.1     Upon termination or expiration of this Agreement for any reason, Licensee’s rights to the Licensed Patents, inclusive of the Licensed Products, which have been granted hereunder and all use thereof will terminate, any and all rights in the Licensed Patents, inclusive of the Licensed Products, will revert back to Licensor. Notwithstanding the foregoing, in event of expiration or termination (unless this Agreement is terminated by Licensor for cause or by Licensee for convenience) of this Agreement, Licensee and Licensor shall cooperate in Pursuing Opportunities that Licensee has Identified prior to the effective date of expiration of this Agreement for up to one (1) year from the effective date of expiration of this Agreement, and Licensee shall collect its applicable share of Sublicense Fees (mutatis mutandis) received by Licensor under any such licenses entered into by Licensor with respect to such Identified Opportunities during such one (1) year period, provided that such Sublicense Fees (mutatis mutandis) received by Licensor should be treated as Sublicense Fees hereunder and shared between Licensee and Licensor in accordance with Section 5.1 and such license shall survive in accordance with Section 7.6 below (mutatis mutandis). Licensee’s right to Pursue the Opportunities pursuant to this Section 7.5.1 is expressly made subject to applicable provisions of this Agreement, including the covenants of Licensee set forth in Sections 2.2, and 6.2, which shall survive any expiration of this Agreement with respect to such Opportunities (and for clarity, Licensee’s foregoing right to Pursue the Opportunities shall terminate for Licensee’s material breach by of such surviving provisions).

7.5.2      During the Term, Licensee may, subject to Licensor’s prior written consent (such consent not to be unreasonably withheld), identify two (2) Opportunities, whether or not such Opportunities are Identified Opportunities, as “Surviving Opportunities”. Notwithstanding anything to the contrary, Licensee and Licensor shall cooperate in Pursuing the Surviving Opportunities for up to four (4) years from the effective date of expiration or termination (unless this Agreement is terminated by Licensor for cause or by Licensee for convenience) of this Agreement, and Licensee shall collect its applicable share of Sublicense Fees (mutatis mutandis) received by Licensor under any such licenses entered into with respect to such Surviving Opportunities that are Identified during such four (4) year period, provided that such Sublicense Fees (mutatis mutandis) received by Licensor should be treated as Sublicense Fees hereunder and shared between Licensee and Licensor in accordance with Section 5.1 and such license shall survive in accordance with Section 7.6 below (mutatis mutandis). Licensee’s right to Pursue the Surviving Opportunities is expressly made subject to the applicable provisions of this Agreement, including the covenants of Licensee set forth in Sections 2.2 and 6.2, which shall survive any expiration of this Agreement with respect to such Surviving Opportunities (and for clarity, Licensee’s foregoing right to Pursue the Surviving Opportunities shall terminate for Licensee’s material breach of such surviving provisions).

7.6.         Effect on Sublicenses.

In the event that this Agreement is terminated or expires for any reason, and if Licensee requests that any given sublicense(s) survive such termination (each, a “Surviving Sublicense”), such Surviving Sublicense(s) shall be considered a direct license from Licensor to such surviving Sublicensee, unless such Sublicensee is (a) an Affiliate of Licensee, (b) in material default of any provision of the applicable sublicense, or (c) the basis for termination of this Agreement is due to such Sublicensee’s actions or inactions ((a)-(c), an “Ineligible Sublicensee”); provided that such Sublicensee agrees in writing that (i) Licensor is entitled to enforce all relevant provisions directly against such Sublicensee, and (ii) Licensor shall not assume, and shall not be responsible to such Sublicensee for, any representations, warranties or obligations of Licensee to such Sublicensee, other than to permit such Sublicensee to exercise any rights to the Licensed Patents sublicensed to such Sublicensee by Licensee, to the extent consistent with the terms of this Agreement. For clarity, in the event that this Agreement expires (but for clarity, not in the event that this Agreement is terminated for any reason), any Sublicense Fees (mutatis mutandis) received by Licensor pursuant to the Surviving Sublicenses should be treated as Sublicense Fees under this Agreement and shared between Licensee and Licensor in accordance with Section 5.1.

7.7.         Accrued Obligations.

Expiration or termination of this Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination. Upon expiration or termination of this Agreement for any reason, any unpaid amounts payable to Licensor shall become immediately due, and payment thereof shall remain an ongoing obligation of Licensee until such amount is paid in full.

7.8.         Survival.

Upon expiration or termination of this Agreement, Sections 1, 2.3, 3, 5.4, 6.4, 6.5, 7.5-7.8 (provided that, all applicable provisions of this Agreement, including Sections 2.2 and 4.1 shall survive to the extent applicable with respect to Section 7.5), 8.1, 8.6, and 9-11 will, with related definitions, survive and remain in full force and effect.

Section 8
Intellectual Property Rights

8.1.         Rights in Improvements, Improvement Patents and Independent Inventions.

8.1.1.      Subject to the rights granted to Licensee in Section 2.1 and Section 2.2, Licensor shall own, and Licensee shall assign and hereby does assign (and shall ensure that all of its Sublicensees assigns), to Licensor all right, title and interest in and to all Improvements and Improvement Patents, including all related certificates of correction, reissue certificates, and supplementary protection certificates, and all other rights granted under 35 U.S.C. § 307, 35 U.S.C. § 318, 35 U.S.C. § 328, and 35 U.S.C. § 254-257. Licensee shall execute and assist (and ensure that its Sublicensees execute and assist) with any and all applications, assignments, or other instruments which Licensor deems necessary to perfect the foregoing assignment and/or to evidence, apply for, obtain, maintain, defend or enforce patent or other intellectual property protection in any and all countries worldwide with respect to Improvements assigned to Licensor as set forth above or to protect otherwise Licensor’s interest therein.

8.1.2.     Licensee shall own all right, title and interest in and to all Independent Inventions invented, developed, created, or reduced to practice by or on behalf of Licensee.

8.1.3.    Improvement Patents shall be automatically included as part of the Licensed Patents. Licensee and Licensor agree promptly to update Schedule 1.19 of this Agreement attached hereto upon written request by either Party from time to time, to reflect the inclusion of such Improvement Patents in the Licensed Patents. Each Party will use reasonable efforts to disclose to the other Party during the Term any and all Improvements and Improvement Patents and Licensee and Licensor agree promptly to update Schedule 1.19 upon written request by either Party from time to time, to reflect the inclusion of any Improvement Patents.

8.2.         Patent Prosecution.

During the Term, as between the Parties, Licensor will be responsible for preparing, filing, prosecuting and maintaining all patent applications and patents included in the Licensed Patents in the Territory. For the sake of clarity, as used herein the term “prosecution” shall include interference, opposition, and derivation proceedings, ex parte reexaminations, inter partes reviews, post-grant reviews, and appeals of each of the foregoing (and any foreign equivalents) in connection with the Licensed Patents. Licensor, with Licensee’s consent not to be unreasonably withheld, shall select patent counsel to conduct such activities regarding the Licensed Patents and shall keep Licensee informed of prosecution activities for Licensed Patents providing Licensee an opportunity to provide comments. Licensor shall cause all patent applications and patents included in the Licensed Patents in the Territory to be diligently prosecuted, and in the event Licensor decides to irrevocably discontinue prosecution of any patent applications included in the Licensed Patents, or irrevocably allow any patents included in the Licensed Patents to lapse, subject at all times to the rights granted by Licensor under the Existing License Agreements, Licensor shall provide Licensee notice thereof in accordance with Section 8.3. All Patent Expenses will be borne by Licensee, including such Patent Expenses that were incurred prior to the Effective Date. At Licensor’s request, Licensee shall enter into third-party payer agreements with Licensor’s patent counsel.

8.3.         Licensee’s Right to Take Over Prosecution or Pay Fees.

Subject at all times to the rights granted by Licensor under the Existing License Agreements, in the event that Licensor decides to irrevocably discontinue prosecution of any patent applications included in the Licensed Patents without filing a continuation or divisional application, Licensor will notify Licensee thereof within such time as may be reasonably necessary for Licensee to continue such prosecution on the applicable Licensor’s behalf, and Licensee will have the right, but not the obligation, to so continue such prosecution at its own cost and expense. In the event that Licensor decides to allow any patents included in the Licensed Patents to lapse as a result of nonpayment of an annuity, maintenance fee, or equivalent, Licensor will notify Licensee thereof within such time as may be reasonably necessary for Licensee to make such payment on Licensor’s behalf, and Licensee will have the right, but not the obligation, to pay the annuity, maintenance fee, or equivalent at its own cost and expense.

8.4.         Enforcement of Licensed Patents.

8.4.1.      Notice.

If either Party becomes aware of any infringement in the Field, anywhere in the Territory, of any issued patent within the Licensed Patents, such Party will notify the other Party in writing within thirty (30) days to that effect.

8.4.2.      Infringement of Licensed Patents by Third Parties.

8.4.2.1       Subject at all times to the rights granted by Licensor under the Existing License Agreements, in the case of any infringement of any Licensed Patent in the Field by any third party, the Licensee will have the first right, but not the obligation, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent or to defend the Licensed Patent in any declaratory judgment action brought by third party(ies) which alleges the invalidity, unenforceability or non-infringement of the rights associated with the Licensed Patent. Before commencing any such enforcement Action, Licensee shall consult in good faith with Licensor. Licensee shall not compromise or settle any such enforcement action in a way that (i) could reasonably be expected to affect the validity or enforceability of any Licensed Patents, (ii) change the scope of the claims of any Licensed Patents, or (iii) result in an admission of liability on the part of Licensor, in each case, without Licensor’s prior written consent. All costs and expenses associated with enforcing the Licensed Patent in any such action will be borne by Licensee. Licensor will, at Licensee’s cost and expense, cooperate and provide reasonable assistance in any action described in this Section 8.4.2.1. Except for providing such cooperation and reasonable assistance, Licensor will have no obligation regarding the legal actions described herein; provided that if required to enable Licensee to initiate or continue such action, Licensor will join such action at Licensee’s request and expense, or allow where required by law for Licensee to proceed in Licensee’s name. Any recovery or compensation resulting from such proceeding will first be used to reimburse Licensor for any unreimbursed expenses incurred in connection with providing assistance or joining the proceeding at Licensee’s request, and thereafter to reimburse Licensee for any other unreimbursed expenses incurred in connection with the proceeding (including attorneys’ fees, expert witness fees, court fees, and related charges), and the remainder, if any, will be considered Sublicense Fees and shared between Licensee and Licensor in accordance with Section 5.1.

8.4.2.2       If Licensee does not, within a reasonable period after becoming aware of a third party infringement of the Licensed Patents in the Field, but in any event no less than ninety (90) calendar days from becoming aware of the third party infringement, (i) initiate legal proceedings against such threatened or actual infringement, or defend legal proceedings brought by a third party, as provided in Section 8.4.2.1 above, or (ii) take other reasonable steps to cause such infringement to terminate (for example, by initiating licensing discussions), Licensor may deliver written notice to Licensee that it intends to take action to cause such infringement to terminate, and subject to consultation with Licensee, Licensor may take such action as it deems reasonably necessary to enforce its rights in the Licensed Patents in the Field, including, without limitation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to such infringement against any third party. Licensee will, at the reasonable request of Licensor, cooperate and provide reasonable assistance in any action taken by Licensor and described in this Section 8.4.2.2 and, if required to enable Licensor to initiate or continue such action, will join such action at Licensor’s reasonable request, all at Licensor’s cost and expense. Any recovery or compensation resulting from such proceeding undertaken by Licensor will first be used to reimburse Licensee for any unreimbursed expenses in connection with providing assistance or joining the proceeding at Licensor’s request, and thereafter to reimburse Licensor for any other unreimbursed expenses incurred in connection with the proceeding (including attorneys’ fees, expert witness fees, court fees, and related charges), and the remainder, if any, will be retained solely by Licensor.

8.5.         Infringement of Third-Party Rights.

8.5.1.     Each Party will promptly notify the other Party in writing of any notice or claim of any allegation of infringement or commencement against it of any suit or action for infringement of a third-party patent based upon or arising from actions taken under the licenses granted in this Agreement (“Third-Party Infringement Claim”). If such Third-Party Infringement Claim is alleged or commenced against Licensee, Licensee will have the sole right to defend and settle such Third-Party Infringement Claim, and Licensee will not be obligated to enter into negotiations with such third party to obtain rights for either Licensee or Licensor under the third-party patent. Subject to, and without limiting Section 9.1, if such Third-Party Infringement Claim is alleged or commenced against Licensor, Licensor will have the first right, but not the obligation, to defend and settle such Third-Party Infringement Claim, provided, however, that Licensor will not be obligated to enter into negotiations with such third party to obtain rights for Licensee under the third-party patent. With respect to any such defense by Licensee of a Third-Party Infringement Claim alleged or commenced against Licensee, Licensee will not make any settlements of such Third-Party Infringement Claim that would materially adversely affect Licensor’s rights or interests in the Licensed Patents without first obtaining Licensor’ prior written consent, not to be unreasonably withheld or delayed. In any defense of a Third-Party Infringement Claim under this Section 8.5, the non-defending Party will reasonably cooperate with the defending Party in the defense of such Third-Party Infringement Claim, including by cooperating with the defending Party in the assessment of such Third-Party Infringement Claim and, if requested by the defending Party, by assisting such defending Party in the development and evaluation of any available defense(s) in response to such Third-Party Infringement Claim based on the invalidity and/or non-infringement of the subject third-party patent(s). Subject to, and without limiting Section 9.1, the non-defending Party shall bear the cost of its cooperation in any such defense of a Third-Party Infringement Claim. Additionally, if in Licensee’s reasonable opinion, a Licensed Product is likely to become the subject of a Third-Party Infringement Claim, upon Licensee’s reasonable request therefor, Licensor shall in good faith assist Licensee in the assessment of the subject third-party patent(s) and the development of any bases of invalidity and/or non-infringement of such third-party patent(s), subject to Licensee’s reimbursement of any costs and expenses incurred by Licensor in connection therewith.

8.6.         Confidential Information.

Each Party shall maintain the Confidential Information of the other Party in strict confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or with the express written consent of the Party who provided such Confidential Information. Each Party will maintain the confidentiality of the other Party’s confidential information using methods and practices that are substantially similar to those that the receiving Party uses to maintain the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will only grant access to the Confidential Information to its employees and agents as necessary to carry out activities under this Agreement and such employees and agents will have entered into non-disclosure agreements consistent with the terms of this Section 8.6. The obligations of confidentiality described above will not pertain to that part of any Confidential Information to the extent that it is supported by competent written proof that:

8.6.1      such information was lawfully in the receiving Party’s possession or control prior to the time it received the information from the disclosing Party;

8.6.2    such information was developed by the receiving Party independently of and without reference to the Confidential Information of the disclosing Party;

8.6.3      such information was, at the time it was disclosed to or obtained by the receiving Party, or thereafter became, available to the public through no act or omission of the Party holding such information; or

8.6.4      such information was lawfully obtained by the receiving Party from a third party that has the right to disclose such information free of any obligations of confidentiality.

8.6.5     In addition, a receiving Party may disclose such Confidential Information to the limited extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving Party to obtain or maintain government clearance or approval to market a subject Licensed Product. Except where impracticable, such required Party shall give the other Party reasonable advance notice of such disclosure requirement and shall afford the other Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, or, where it is impracticable to give an advance notice, such required Party shall give the other Party reasonable notice promptly after such required disclosure. In the event of any such required disclosure, the required Party shall disclose only that portion of the Confidential Information legally required to be disclosed.

8.6.6      In addition, either Party may disclose Confidential Information, including this Agreement, and the terms hereof (including providing a copy hereof, redacted as appropriate) to any bona fide potential licensor, licensee, partner or permitted Sublicensee or successor to said Party’s interest under this Agreement, to a bona fide potential lender from which said Party is considering borrowing money, to a bona fide potential collaborator in connection with development or commercialization of Licensed Products, to any bona fide financial investor from which said Party may take money, to any insurance broker, business, financial or scientific consultants, attorneys, and accountants; provided, however, in any such case said Party shall first obtain a written obligation of confidentiality no less stringent than that imposed in this Section 8.6 (or in the case of attorneys or other professionals, an equivalent professional duty of confidentiality) from the bona fide potential licensor, licensee, partner, permitted Sublicensee or successor, bona fide potential lender, bona fide potential collaborator, bona fide financial investor, insurance broker, business, financial or scientific consultant, attorney or accountant.

8.7         Use of Names.

Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, or use the name of any staff member or employee of the other Party or any trademark, service mark, trade name, symbol or logo that is associated with the other Party, without the other Party’s prior written consent. Notwithstanding the foregoing, and for the avoidance of doubt, without the consent of the other Party either Party may comply with disclosure requirements of all Applicable Laws relating to its business, including, without limitation, United States and state securities laws. Each Party may include the other Party’s name, logo, and a brief description of such other Party on said Party’s website.

8.8.        Press Releases.

The Parties shall mutually agree upon the timing and content of any press releases or other public announcement relating to this Agreement and the transactions contemplated herein.

Section 9
Indemnification; Insurance

9.1.         Indemnification by Licensee.

9.1.1.    Licensee will indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, consultants, Licensor and agents, and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all third party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees), including claims resulting from or connected to the death of or injury to any person or persons, or any damage to property, resulting from, arising out of, or otherwise attributable to Licensee’s or, as applicable Licensee’s Affiliate’s or Sublicensee’s: (a) negligence or misconduct, (b) failure to comply with Applicable Laws or the terms of this Agreement, including any breach of Licensee’s express representations and warranties set forth in this Agreement, or (c) Exploitation of Licensed Products or the exercise of the licenses granted under this Agreement, including the sublicensing, production, manufacture, sale, use, lease, consumption, administration, shipping, storage, transfer, advertisement, analysis, measurement, description, or characterization of the Licensed Patents or Licensed Products, or any activity arising from or in connection with any right or obligation of Licensee hereunder, except in each case to the extent resulting from, arising out of, or otherwise attributable to Licensor’s failure to comply with Applicable Laws or the terms of this Agreement, including any breach of any express representation, warranty or covenant set forth in this Agreement, or any act of gross negligence or intentional misconduct by Licensor Indemnitee.

9.1.2.     Licensor will promptly give notice to Licensee of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section 9.1 and Licensee will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensee will not, without the written consent of the applicable Licensor, settle or consent to the entry of any judgment with respect to any such third party claim (x) that does not release the applicable Licensor Indemnitee(s) from all liability with respect to such third party claim or (y) which may materially adversely affect Licensor or the Licensor Indemnitees or under which such Licensor or the applicable Licensor Indemnitee(s) would incur any obligation or liability, other than one as to which Licensee has an indemnity obligation hereunder. Licensor agrees to fully cooperate and aid such defense. Licensor at all times reserve the right to select and retain counsel of its own at its own expense to defend such Licensor’s interests.

9.2.         Indemnification by Licensor.

9.2.1.    Licensor will indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, consultants, Licensor and agents, and their respective successors, and assigns (each a “Licensee Indemnitee”), against all third party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees) resulting from, arising out of, or otherwise attributable to Licensor’s (a) negligence or misconduct, or (b) failure to comply with Applicable Laws or the terms of this Agreement, including any breach of Licensee’s express representations and warranties set forth in this Agreement, except to the extent resulting from, arising out of, or otherwise attributable to Licensee’s failure to comply with Applicable Laws or the terms of this Agreement, including any breach of any express representation, warranty or covenant set forth in this Agreement, or any act of gross negligence or intentional misconduct by a Licensee Indemnitee.

9.2.2.     Licensee will promptly give notice to Licensor of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section 9.2 and Licensor will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensor will not, without the written consent of Licensee, settle or consent to the entry of any judgment with respect to any such third party claim (x) that does not release the Licensee Indemnitee(s) from all liability with respect to such third party claim or (y) which may materially adversely affect Licensee or the Licensee Indemnitee or under which Licensee or the Licensee Indemnitee would incur any obligation or liability, other than one as to which Licensor has an indemnity obligation hereunder. Licensee agrees to fully cooperate and aid such defense. Licensee at all times reserves the right to select and retain counsel of its own at its own expense to defend Licensee’s interests.

9.3          Insurance.

Licensee shall maintain in full force and effect during the Term and for a period of three (3) years after expiration or termination of this Agreement, worker’s compensation, general liability and professional liability, clinical trial liability, and product liability insurance coverage, all in such amounts and with such scope of coverages as are reasonably sufficient to cover Licensee’s obligations under this Agreement (including Licensee’s indemnity obligations set forth in Section 9.1) and as are customary in the life sciences and pharmaceutical industries. Upon written request, Licensee shall provide evidence of such insurance to Licensor. Licensor shall be named as an additional insured with respect to such insurance policies, and Licensee shall ensure that Licensor will receive no less than fourteen (14) days’ prior notice of any cancelation, non-renewal or material change in such insurance coverage.

Section 10
Alternative Dispute Resolution

10.1.       Negotiation.

In the event of any dispute or disagreement between Licensor and Licensee as to the interpretation of any provision of this Agreement or any other related document (or the performance of any obligations hereunder or thereunder), the matter, upon written request of either Licensor or Licensee, shall be referred to representatives of Licensor and Licensee for decision, each such Party being represented by an Executive Officer (the “Representatives”). The Representatives shall promptly meet and use good faith efforts to resolve the dispute. If the Representatives do not mutually agree upon a decision within thirty (30) calendar days (as extended by the last sentence of this Section 10.1) after reference of the matter to them, the Parties shall submit to mediation by a single independent mediator, with expertise and experience applicable to the subject matter of the dispute, mutually agreeable to the Parties and in accordance with procedures as may be mutually agreed in writing by the Parties. If the dispute is not resolved pursuant to such mediation (including if the Parties are unable to mutually agree on the selection of a mediator or the relevant procedures for such mediation), then each of the Licensor and Licensee shall be free to exercise the remedies available to it under Section 10.2. Each of the Licensor and Licensee may extend the period of time for negotiation among the Representatives for an additional period of thirty (30) calendar days on one (1) occasion per dispute.

10.2.       Submission to Arbitration.

If the Licensor and Licensee are unable to resolve such dispute pursuant to Section 10.1, the dispute shall be submitted to binding arbitration (without any recourse to the federal or state courts except to enforce any arbitral award or, within forty five (45) days of an Arbitrator’s rendering of a final decision, to appeal such final decision based solely on a claim that the Arbitrator engaged in gross misconduct or made a material error or miscalculation in his or her decision) in accordance with the rules of JAMS (“JAMS”) then in force (except as expressly modified below), and the arbitration hearings shall be held before a single arbitrator (“Arbitrator”) in Boston, Massachusetts. The Licensor and Licensee agree to appoint an Arbitrator who is knowledgeable in the biotechnology and/or life sciences industries. If the Licensor and Licensee cannot agree upon an Arbitrator within ten (10) days after a demand for arbitration has been filed with the JAMS by either of them, either or both of the participating Licensor and Licensee may request the JAMS to name a panel of five (5) candidates to serve as Arbitrator. The participating Licensor and Licensee shall each, in successive rounds (with the Party demanding the arbitration having the first chance to strike a name), strike one name off this list until only one name remains, and such last-named person shall be the Arbitrator.

10.3.      Conduct of Arbitration.

The Arbitrator shall be required to (a) follow the substantive rules of Massachusetts State or Federal law, as applicable, (b) have all testimony be transcribed, and (c) accompany his or her award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than thirty (30) days, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a participating Party. The Arbitrator shall have no power or authority to (i) add to or detract from the written agreement of the Parties set forth herein, (ii) modify or disregard any provision of this Agreement or any of the other related documents, or (iii) address or resolve any issue not submitted by the Parties. The Arbitrator shall hold proceedings during a period of no longer than thirty (30) calendar days promptly following conclusion of discovery, and the Arbitrator shall render a final decision within thirty (30) days following conclusion of the hearings. The Arbitrator shall have the power to grant injunctive relief (without the necessity of a Party posting a bond) in the event a Party has violated the confidentiality provisions set forth in this Agreement, but shall have no power to award punitive and/or exemplary damages in the event of a breach. In the event of any conflict between the commercial arbitration rules then in effect and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

10.4.       Interim Relief.

Either Licensor or Licensee may, without waiving any remedy under this Agreement, apply to the Arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Licensor or Licensee also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights regarding the Intellectual Property or Confidential Information of that Party pending the arbitration award. The Arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

10.5.      Cost of Arbitration.

The Licensor and Licensee shall share in the actual and direct costs of the engagement of the Arbitrator, but the prevailing Party(ies) in the arbitration shall be reimbursed by the non-prevailing Party(ies) for the prevailing Party’s fees and costs of arbitration (e.g., the costs, fees and expenses of outside experts and counsel retained by the prevailing Party). If Licensor or Licensee is not deemed by the Arbitrator to be the primary prevailing Party, then each Party will pay its own costs, fees and expenses (including attorneys’ fees) and an equal share of the Arbitrator’s fees and any administrative fees of arbitration.

10.6.      Excluded Claims.

Unless otherwise mutually agreed upon by the Parties in writing, any Excluded Claims shall be brought in the federal court for the District Court of Massachusetts, if federal jurisdiction is available, or, alternatively, in the state courts in Suffolk County, Massachusetts. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, however, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. As used in this Section 10.6, the term “Excluded Claim” means a dispute, controversy or claim that concerns: (x) the scope, construction, validity or infringement of a patent, trademark or copyright; or (y) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (z) the Licensee’s or, as applicable Licensee’s Affiliates or Sublicensee(s), Exploitation of Licensed Products or use of the Licensed Patents outside of the Field.

10.7.      Injunctive Relief; Specific Performance.

Notwithstanding anything to the contrary herein, nothing in this Section 10 shall preclude a Party from seeking injunctive relief or specific performance in a court of competent jurisdiction.

10.8.       Confidentiality.

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of the other Parties, except to its directors and officers. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Massachusetts statute of limitations.

Section 11
Miscellaneous

11.1.      Compliance with Law.

In connection with performing its obligations or exercising its rights under this Agreement, Licensee agrees to comply with all Applicable Laws. Without limiting the foregoing, by entering into this Agreement, the Parties specifically intend to comply with, and require its Sublicensees complies with, all Applicable Laws, including, if applicable, such laws pertaining to Licensed Products, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

11.2.       Assignment.

This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Licensee may not transfer or assign this Agreement without the prior written consent of Licensor, except as provided in this Section 11.2. In the event that a third party (the “Acquiring Party”) acquires all or substantially all of Licensee’s business, capital stock or assets, whether by sale, merger, change of control, operation of law or otherwise (an “Acquisition”), the rights granted to Licensee under this Agreement pertaining to any and all Licensed Patents shall inure to the benefit of the Acquiring Party. For the avoidance of doubt, in the event of an Acquisition, the Acquiring Party will be responsible for all payments and other obligations set forth in this Agreement, including, but not limited to, all payments set forth herein, and any obligations that matured prior to the Acquisition date. Upon an Acquisition, and payment thereof shall remain an ongoing obligation of the Acquiring Party until such amount is paid in full. Any attempted assignment in contravention of this Section 11.2 will be null and void.

11.3.       Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter thereof and supersedes all previous negotiations, commitments, and writings with respect to such subject matter. Licensor, Brooklyn and Licensee hereby terminate the Prior Agreement (including Section 2A of the Prior Agreement), subject to applicable provisions in such agreements surviving as specified therein, provided that notwithstanding anything to the contrary herein or in the Prior Agreement, Licensor, Brooklyn and Licensee hereby agree that Section 2A.10.4 of the Prior Agreement is terminated, and hereby superseded and replaced in its entirety by the applicable terms of this Agreement. The Parties hereby acknowledge and agree that the Prior Agreement, and all rights, obligations and licenses of each of the Parties under the Prior Agreement, shall be deemed to be superseded in all respects as of the Effective Date by this Agreement; provided that any dispute or alleged breach by a Party of any of the terms of the Prior Agreement during the period that the Prior Agreement was in effect shall be governed solely by the terms of the Prior Agreement and the terms and conditions of the Prior Agreement shall survive solely for the limited purpose set forth in this Section 11.3. Neither Party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.

11.4.       Amendment.

No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.5.       Notices.

Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, facsimile or electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 11.5; provided, however, that any notice of change of address will be effective only upon actual receipt.

If to Licensor:

Factor Bioscience Limited
c/o Factor Bioscience Inc.
Attn: Christopher Rohde, Ph.D., Chief Technology Officer
1035 Cambridge Street, Suite 17B
Cambridge, MA 02141
chris.rohde@factorbio.com

With copy to which shall not constitute notice:

Morgan, Lewis & Bockius LLP
Attn: Stephen L. Altieri, Ph.D., J.D.
One Federal Street
Boston, MA 02110-1726
stephen.altieri@morganlewis.com

If to Licensee:

Eterna Therapeutics, Inc.
Attn: Andrew Jackson, Chief Financial Officer
1035 Cambridge Street, Suite 18A
Cambridge MA 02141
andrew.jackson@eternatx.com

With copy to which shall not constitute notice:
Goodwin Procter LLP
New York Times Building
620 8th Ave, New York, NY 10018
Attn: Lily Wound, Esq
LWound@goodwinlaw.com

11.6.       Governing Law.

The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the state of New York, and with respect to matters involving patents, the United States Patent Act, as to copyright matters, the United States Copyright Act, and as to trademark matters, the United States Trademark Act, each as amended from time to time. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties to this Agreement, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction.

11.7.       Descriptive Headings.

This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Licensee hereby acknowledges that Licensor owns and/or has in-licensed the Licensed Patents, and the use of the term “license” hereunder with reference to the rights granted to Licensee is understood by the Parties to mean either a direct license of Licensor’s ownership interest in the subject Licensed Patent or a sublicense of Licensor’s in-licensed interest in the subject Licensed Patent, as applicable. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

11.8.       Independent Contractors.

Licensor and Licensee are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.9.       Severability.

The illegality or partial illegality of any provision of this Agreement will not affect the validity of the remainder of this Agreement, or any provision thereof, and the illegality or partial illegality of any provision of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein. Moreover, in the event that a court of competent jurisdiction determines that any provision of this Agreement is illegal or partially illegal, then it is the intention of the Parties that such provision be modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties.

11.10.     Waiver of Compliance.

The failure of either Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

11.11.     Counterparts.

This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

11.12.     Authority.

The persons signing on behalf of Licensor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

11.13.     Non-Disparagement.

Licensee on behalf of itself, its Affiliates and Sublicensees hereby covenants and agrees that it shall not make, write or publish any statement, assertion or claim that disclaims, disparages, denies, questions or otherwise challenges or casts doubt upon the validity, enforceability, scope, construction or inventorship of any patent Controlled by Licensor (including, but not limited to, any pending or issued claim(s) within the Licensed Patents). The provisions set forth in this Section 11.13 shall take effect on the Effective Date, shall not require any further consideration or performance of Licensor, and shall survive the expiration or termination of this Agreement for five (5) years from the date or expiration or termination of this Agreement. If any part of this Section 11.13 shall be deemed illegal or unenforceable by a court of competent jurisdiction, that part shall be deemed automatically deleted (or modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties pursuant to Section 11.9), such deletion being made as narrowly as possible (and, if possible, only in said jurisdiction) to maintain, as much as possible, the intent of this Section 11.13, and the remainder of this Section 11.13 shall, with related definitions, remain in full force and effect.

11.14.     Non-Solicitation.

During the Term, neither Licensor nor Licensee, without the prior written consent of the other Party, shall directly or indirectly solicit for employment any employee of the other Party or any of its Affiliates or subsidiaries, or any person who has terminated his or her employment with the other Party or any of its Affiliates or subsidiaries within the previous twelve (12)-month period prior to any purported solicitation; provided, however, the foregoing will not prevent Licensor or Licensee from employing any such person who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from the soliciting or hiring person. General advertising which is not directed at any specific employee of a Party will not be deemed solicitation, and hiring of employees of such Party which are solicited in this manner will not be a breach of this provision.

11.15      Force Majeure.

Neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, acts of domestic or international terrorism, endemic, pandemic, and the results related to such acts, compliance with the laws of various states/countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material. Notwithstanding the foregoing, if a Party is prevented from fulfilling its obligations under this Agreement for more than one hundred twenty (120) days due to such foregoing reasons, the other Party shall be entitled to immediately terminate this Agreement upon written notice.

11.16      No Preferential Treatment, Fraudulent Conveyance, Insolvency.

11.16.1  The Parties have not entered into this Agreement to provide any preferential treatment under section 547 of title 11 of the United States Code, as amended (the “Bankruptcy Code”) or any other applicable insolvency law.

11.16.2   Neither the execution or delivery of this Agreement or the consummation of the transactions hereunder were entered into with the intent by the Parties to effectuate a transaction that may be avoided under section 548(a) of the Bankruptcy Code, the Uniform Fraudulent Transfer Act (the “UFTA”), the Uniform Voidable Transactions Act (“UVTA”) or any other applicable insolvency law. The Parties received reasonably equivalent value in exchange for the obligations provided hereunder. The transactions contemplated hereunder are not subject to avoidance under section 548(a) of the Bankruptcy Code, the UFTA, or any applicable insolvency law.

11.16.3   As of the Effective Date, Licensor does not intend to file for protection or seek relief under title 11 of the Bankruptcy Code or any similar federal or state law providing for the relief of debtors. Licensor is not now insolvent (as such term is defined in the Bankruptcy Code or any other applicable law relating to insolvency).

11.16.4   Notwithstanding any other provision of this Agreement to the contrary, in the event that Licensor becomes a debtor under the Bankruptcy Code and rejects this Agreement pursuant to section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”): (a) any and all of the licensee and Sublicensee rights of Licensee arising under or otherwise set forth in this Agreement, shall be deemed fully retained by and vested in Licensee as protected intellectual property rights under section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which such Licensor is the debtor; (b) Licensee shall have all of the rights afforded to non-debtor licensees and Sublicensees under section 365(n) of the Bankruptcy Code and all other applicable laws; and (c) to the extent any rights of Licensee under this Agreement that arise after the termination or expiration of this Agreement are determined by a bankruptcy court to not be “intellectual property rights” for purposes of section 365(n), all of such rights shall remain vested in and fully retained by Licensee after any Bankruptcy Rejection as though this Agreement were terminated or expired. Licensee shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, but retains the right to do so in accordance herewith.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive License Agreement as of the Effective Date.

Factor Bioscience Limited

By:	/s/ Christopher Rohde
Name:	Christopher Rohde, PhD
Title:	Chief Technology Officer

Eterna Therapeutics Inc.

By:	/s/ Andrew Jackson
Name:	Andrew Jackson
Title:	Chief Financial Officer

Eterna Therapeutics LLC

By:	/s/ Andrew Jackson
Name:	Andrew Jackson
Title:	Manager & Chief Financial Officer